Exhibit 99

CBS CORPORATION REPORTS SECOND QUARTER 2015 RESULTS
Revenues of $3.2 Billion, Up 1%
EPS of $.67; Adjusted EPS of $.74, Up 3%

NEW YORK, August 5, 2015 - CBS Corporation (NYSE: CBS.A and CBS) today reported results for the second quarter of 2015, including growth in revenue and adjusted diluted earnings per share (“EPS”).
“CBS is at the center of the action during an extremely exciting time in media,” said Sumner Redstone, Executive Chairman, CBS Corporation. “We continue to succeed as a result of our world-class content, and Les and his team are positioning the Company to prosper in the quarters and years ahead.”

“This quarter underscores the key steps we are taking to build out our long-term growth strategy,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “Central to that strategy is the progress we’re seeing with our fast-growing, nonadvertising revenue sources, and there’s so much more to come as our investment in global content and new distribution pathways pays off. We are now on target to surpass our goal of $2 billion in retransmission consent and reverse compensation revenue by 2020—thanks to a series of recent deals that reset the value of our content in the marketplace. Additionally, the launch of Showtime’s streaming service and the rapid expansion of CBS All Access are generating incremental revenue streams that will continue to grow in the years ahead. Of course, our premium content remains the cornerstone of our success, and I am confident this fall’s new primetime lineup will lead us to another victory next season. In fact, our schedule is so strong that we achieved solid pricing increases and the highest rates overall in the advertising upfront, and we also expect healthy increases in the scatter market throughout the year. As we lay the groundwork for a lucrative 2016 and beyond, we are also holding the line on costs, and we remain as focused as ever on investing in the best content, enhancing our strong financial position, and returning value to shareholders.”

Second Quarter 2015 Results
Revenues of $3.22 billion for the second quarter of 2015 increased 1% from $3.19 billion for the same prior-year period. Affiliate and subscription fees grew 28%, driven by Showtime’s distribution of the highest-grossing pay-per-view boxing event of all time, as well as 40% growth in retransmission revenues and fees from CBS Television Network-affiliated television stations. Advertising revenues decreased 3%, and content licensing and distribution revenues were down 10%, primarily reflecting lower domestic television licensing revenues, which were partially offset by higher international television licensing revenues.
Adjusted operating income was $641 million for the second quarter of 2015 compared with operating income of $730 million for the same prior-year period, reflecting higher investment in programming and digital distribution initiatives.
Adjusted net earnings from continuing operations were $365 million for the second quarter of 2015 compared with net earnings from continuing operations of $418 million for the same prior-year period, as a result of the lower adjusted operating income. Adjusted net earnings from continuing operations per diluted share for the second quarter of 2015 rose to $.74 compared with diluted net earnings per share from continuing operations of $.72 for the same quarter in 2014. Weighted average shares outstanding were 495 million in this year’s second quarter, down from 581 million in the prior-year period, as a result of the Company’s ongoing share repurchase program and the split-off of CBS Outdoor Americas Inc. in the third quarter of 2014.
Adjusted results for the second quarter of 2015 exclude restructuring charges of $55 million ($33 million, net of tax), which were primarily related to the Company’s radio and television station operations. These restructuring activities are expected to reduce the Company’s annual cost structure by approximately $70 million. For the second quarter of 2015, reported operating income was $586 million, and reported net earnings from continuing operations were $332 million, or $.67 per diluted share.
Free Cash Flow, Balance Sheet and Liquidity
For the second quarter of 2015, free cash flow was $435 million, up from $4 million in the second quarter of 2014. For the first six months of 2015, free cash flow grew to $835 million compared with $524 million for the same prior-year period, and operating cash flow from continuing operations was $881 million compared with $593 million in 2014. These increases reflect lower income tax payments as well as the timing of receipts and payments related to the previously mentioned pay-per-view boxing event.
Subsequent to the second quarter, in July 2015, the Company issued $800 million of 4.00% senior notes due 2026. The Company is using the net proceeds from this offering for general corporate purposes, including the repurchase of CBS Corp. Class B Common Stock and the repayment of short-term borrowings, including commercial paper.
Repurchase of Company Stock
During the second quarter of 2015, the Company repurchased 13.2 million shares of its Class B Common Stock for $799 million. Year-to-date through June 30, 2015, the Company repurchased 30.5 million shares of its Class B Common Stock for $1.80 billion.
Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Consolidated and Segment Results (dollars in millions)
The tables below present the Company’s revenues by segment and type as well as operating income (loss) excluding restructuring charges by segment (“Segment Operating Income”) and depreciation and amortization by segment for the three and six months ended June 30, 2015, and 2014.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Segment	2015	2014	2015	2014
Entertainment	$1,785	$1,835	$4,046	$4,138
Cable Networks	615	516	1,154	1,053
Publishing	199	211	344	364
Local Broadcasting	654	665	1,250	1,291
Eliminations	(34)	(39)	(75)	(88)
Total Revenues	$3,219	$3,188	$6,719	$6,758

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Type	2015	2014	2015	2014
Advertising	$1,594	$1,636	$3,378	$3,509
Content licensing and distribution	815	903	1,843	1,976
Affiliate and subscription fees	752	586	1,380	1,153
Other	58	63	118	120
Total Revenues	$3,219	$3,188	$6,719	$6,758

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment Operating Income (Loss)	2015	2014	2015	2014
Entertainment	$262	$341	$608	$761
Cable Networks	220	213	471	467
Publishing	25	23	37	34
Local Broadcasting	198	215	359	394
Corporate	(64)	(62)	(132)	(135)
Adjusted Operating Income	641	730	1,343	1,521
Restructuring charges	(55)	—	(55)	—
Total Operating Income	$586	$730	$1,288	$1,521

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Depreciation and Amortization	2015	2014	2015	2014
Entertainment	$32	$35	$64	$72
Cable Networks	6	6	12	11
Publishing	2	1	3	3
Local Broadcasting	19	23	40	44
Corporate	7	6	15	12
Total Depreciation and Amortization	$66	$71	$134	$142

Entertainment (CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Interactive, and CBS Films)
Entertainment revenues were $1.79 billion for the second quarter of 2015 compared with $1.84 billion for the same prior-year period, primarily reflecting the timing of television licensing revenues. Advertising revenues were down 2%, because of a sale of an Internet business in China during the first quarter of 2015 and the timing of certain sporting events on the CBS Television Network. Affiliate and subscription fees were up 50%, driven by growth in rates.
Entertainment operating income for the second quarter of 2015 was $262 million compared with $341 million for the same prior-year period, reflecting lower revenues and higher investment in programming and digital distribution initiatives.
Cable Networks (Showtime Networks, CBS Sports Network, and Smithsonian Networks)
Cable Networks revenues were $615 million for the second quarter of 2015, up 19% from $516 million in the same prior-year period, primarily driven by the distribution of the previously mentioned pay-per-view boxing event.
Cable Networks operating income for the second quarter of 2015 of $220 million increased from $213 million for the same prior-year period, as the revenue growth was partially offset by higher programming costs for the pay-per-view boxing event.
Publishing (Simon & Schuster)
Publishing revenues for the second quarter of 2015 were $199 million compared with $211 million for the same prior-year period. Digital revenues represented 24% of Publishing’s total revenues for the second quarter of 2015. Best-selling titles in the second quarter of 2015 included The Wright Brothers by David McCullough and Finders Keepers by Stephen King, as well as the continued success of the Pulitzer Prize-winning 2014 release, All the Light We Cannot See by Anthony Doerr.
Publishing operating income of $25 million for the second quarter of 2015 increased 9% from $23 million in the second quarter of 2014, as the revenue decline was more than offset by lower production and distribution costs.

Local Broadcasting (CBS Television Stations and CBS Radio)
Local Broadcasting revenues of $654 million for the second quarter of 2015 decreased 2% from $665 million in the same prior-year period. The decline was the result of lower advertising revenues, including political spending from last year’s midterm elections. Growth in affiliate and subscription fees partially offset the decline. CBS Television Stations revenues were up 1%, and CBS Radio revenues decreased 5%.
Local Broadcasting operating income for the second quarter of 2015 was down 8% to $198 million from $215 million for the same prior-year period, primarily reflecting the revenue decline.
Corporate
Corporate expenses for the second quarter of 2015 increased $2 million to $64 million from $62 million for the same prior-year period because of higher employee-related costs.

About CBS Corporation
CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand -“the Eye” - one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of the consolidation in the market for the Company’s programming; the impact of negotiations or the loss of affiliation agreements or retransmission agreements; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Senior Executive Vice President and Chief Communications Officer	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Executive Vice President of Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$3,219	$3,188	$6,719	$6,758
Operating income	586	730	1,288	1,521
Interest expense	(94)	(94)	(187)	(187)
Interest income	7	3	12	6
Other items, net	4	6	—	11
Earnings from continuing operations before income taxes	503	645	1,113	1,351
Provision for income taxes	(165)	(217)	(368)	(451)
Equity in loss of investee companies, net of tax	(6)	(10)	(19)	(20)
Net earnings from continuing operations	332	418	726	880
Net earnings from discontinued operations, net of tax	—	21	—	27
Net earnings	$332	$439	$726	$907

Basic net earnings per common share:
Net earnings from continuing operations	$.68	$.73	$1.47	$1.52
Net earnings from discontinued operations	$—	$.04	$—	$.05
Net earnings	$.68	$.77	$1.47	$1.57

Diluted net earnings per common share:
Net earnings from continuing operations	$.67	$.72	$1.45	$1.49
Net earnings from discontinued operations	$—	$.04	$—	$.05
Net earnings	$.67	$.76	$1.45	$1.54

Weighted average number of common shares outstanding:
Basic	490	570	494	578
Diluted	495	581	500	590

Dividends per common share	$.15	$.12	$.30	$.24

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	At	At
	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$320	$428
Receivables, net	3,124	3,459
Programming and other inventory	1,156	922
Prepaid expenses and other current assets	632	780
Total current assets	5,232	5,589
Property and equipment	3,190	3,164
Less accumulated depreciation and amortization	1,814	1,731
Net property and equipment	1,376	1,433
Programming and other inventory	1,805	1,817
Goodwill	6,663	6,698
Intangible assets	5,997	6,008
Other assets	2,559	2,488
Assets of discontinued operations	30	39
Total Assets	$23,662	$24,072
Liabilities and Stockholders’ Equity
Accounts payable	$198	$302
Participants’ share and royalties payable	975	999
Program rights	406	404
Commercial paper	394	616
Current portion of long-term debt	20	20
Accrued expenses and other current liabilities	1,438	1,666
Current liabilities of discontinued operations	36	26
Total current liabilities	3,467	4,033
Long-term debt	7,686	6,510
Other liabilities	6,458	6,441
Liabilities of discontinued operations	88	118
Total Stockholders’ Equity	5,963	6,970
Total Liabilities and Stockholders’ Equity	$23,662	$24,072

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended
	June 30,
	2015	2014
Operating Activities:
Net earnings	$726	$907
Less: Net earnings from discontinued operations	—	27
Net earnings from continuing operations	726	880
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities from continuing operations:
Depreciation and amortization	134	142
Stock-based compensation	89	84
Equity in loss of investee companies, net of tax and distributions	22	28
Change in assets and liabilities, net of investing and financing activities	(90)	(541)
Net cash flow provided by operating activities from continuing operations	881	593
Net cash flow (used for) provided by operating activities from discontinued operations	(18)	31
Net cash flow provided by operating activities	863	624
Investing Activities:
Capital expenditures	(46)	(69)
Investments in and advances to investee companies	(55)	(64)
Proceeds from sale of investments	—	3
Proceeds from dispositions	59	5
Other investing activities	3	(1)
Net cash flow used for investing activities from continuing operations	(39)	(126)
Net cash flow used for investing activities from discontinued operations	(3)	(23)
Net cash flow used for investing activities	(42)	(149)
Financing Activities:
Repayments of short-term debt borrowings, net	(222)	(94)
Proceeds from issuance of notes, net	1,178	—
Repayments of notes	—	(99)
Payment of capital lease obligations	(8)	(8)
Dividends	(155)	(145)
Purchase of Company common stock	(1,832)	(2,468)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(95)	(145)
Proceeds from exercise of stock options	123	192
Excess tax benefit from stock-based compensation	82	204
Net cash flow used for financing activities from continuing operations	(929)	(2,563)
Net cash flow provided by financing activities from discontinued operations	—	2,175
Net cash flow used for financing activities	(929)	(388)
Net (decrease) increase in cash and cash equivalents	(108)	87
Cash and cash equivalents at beginning of period (includes $29 (2014) of discontinued operations cash)	428	397
Cash and cash equivalents at end of period (includes $223 (2014) of discontinued operations cash)	$320	$484

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; in millions)
Adjusted Operating Income and Segment Operating Income

The following tables set forth the Company’s Adjusted Operating Income for the three and six months ended June 30, 2015 and 2014. The Company defines “Adjusted Operating Income” as operating income excluding restructuring charges and impairment charges, where applicable. For each individual reportable segment Adjusted Operating Income is also known as “Segment Operating Income”. The Company presents Segment Operating Income as the primary measure of profit and loss for its reportable segments in accordance with FASB guidance for segment reporting.
The Company uses Adjusted Operating Income (or Segment Operating Income for each segment), as well as Adjusted Operating Income Margin, to, among other things, evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve investors’ understanding of the Company’s operating performance, and make it easier for investors to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these are among the primary measures used externally by the Company's investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.
Because Adjusted Operating Income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted Operating Income, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and are not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted Operating Income excludes certain financial information that is included in net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliation of Adjusted Operating Income to operating income and net earnings. In addition, the following tables also provide reconciliations of Segment Operating Income for each segment to such segment’s operating income (loss).

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions)

	Three Months Ended June 30, 2015
	Adjusted Operating Income (Loss)	Restructuring Charges	Operating Income (Loss)
Entertainment	$262	$(12)	$250
Cable Networks	220	—	220
Publishing	25	—	25
Local Broadcasting	198	(43)	155
Corporate	(64)	—	(64)
Total	$641	$(55)	$586
Margin (a)	20%		18%

	Three Months Ended June 30,
	2015	2014
Adjusted Operating Income	$641	$730
Restructuring charges	(55)	—
Operating income	586	730
Interest expense	(94)	(94)
Interest income	7	3
Other items, net	4	6
Earnings from continuing operations before income taxes	503	645
Provision for income taxes	(165)	(217)
Equity in loss of investee companies, net of tax	(6)	(10)
Net earnings from continuing operations	332	418
Net earnings from discontinued operations	—	21
Net earnings	$332	$439
(a) Margin is defined as Adjusted Operating Income or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions)

	Six Months Ended June 30, 2015
	Adjusted Operating Income (Loss)	Restructuring Charges	Operating Income (Loss)
Entertainment	$608	$(12)	$596
Cable Networks	471	—	471
Publishing	37	—	37
Local Broadcasting	359	(43)	316
Corporate	(132)	—	(132)
Total	$1,343	$(55)	$1,288
Margin (a)	20%		19%

	Six Months Ended June 30,
	2015	2014
Adjusted Operating Income	$1,343	$1,521
Restructuring charges	(55)	—
Operating income	1,288	1,521
Interest expense	(187)	(187)
Interest income	12	6
Other items, net	—	11
Earnings from continuing operations before income taxes	1,113	1,351
Provision for income taxes	(368)	(451)
Equity in loss of investee companies, net of tax	(19)	(20)
Net earnings from continuing operations	726	880
Net earnings from discontinued operations	—	27
Net earnings	$726	$907
(a) Margin is defined as Adjusted Operating Income or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; in millions)
Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities before operating cash flow from discontinued operations and less capital expenditures. The Company’s calculation of free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings as a measure of operating performance. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net cash flow provided by operating activities	$446	$123	$863	$624
Capital expenditures	(29)	(41)	(46)	(69)
Exclude operating cash flow from discontinued operations	(18)	78	(18)	31
Free cash flow	$435	$4	$835	$524
The following table presents a summary of the Company’s cash flows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net cash flow provided by operating activities	$446	$123	$863	$624
Net cash flow used for investing activities	$(44)	$(84)	$(42)	$(149)
Net cash flow (used for) provided by financing activities	$(413)	$134	$(929)	$(388)

CBS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; in millions, except per share amounts)
2015 Adjusted Results
The following tables reconcile adjusted financial results to the reported results included in this earnings release. The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, provides a clearer perspective on the current underlying performance of the Company, and adjusting each period's results on the same basis makes it easier to compare the Company’s year-over-year results.

	Three Months Ended June 30, 2015
	2015 Reported	Restructuring Charges (a)	2015 Adjusted
Revenues	$3,219	$—	$3,219

Operating income	586	55	641
Operating income margin (b)	18%		20%
Interest expense	(94)	—	(94)
Interest income	7	—	7
Other items, net	4	—	4
Earnings from continuing operations before income taxes	503	55	558
Provision for income taxes	(165)	(22)	(187)
Effective income tax rate	32.8%		33.5%

Equity in loss of investee companies, net of tax	(6)	—	(6)
Net earnings from continuing operations	$332	$33	$365
Diluted EPS from continuing operations	$.67	$.07	$.74
Diluted weighted average number of common shares outstanding	495		495

	Six Months Ended June 30, 2015
	2015 Reported	Restructuring Charges (a)	2015 Adjusted
Revenues	$6,719	$—	$6,719

Operating income	1,288	55	1,343
Operating income margin (b)	19%		20%
Interest expense	(187)	—	(187)
Interest income	12	—	12
Earnings from continuing operations before income taxes	1,113	55	1,168
Provision for income taxes	(368)	(22)	(390)
Effective income tax rate	33.1%		33.4%

Equity in loss of investee companies, net of tax	(19)	—	(19)
Net earnings from continuing operations	$726	$33	$759
Diluted EPS from continuing operations	$1.45	$.07	$1.52
Diluted weighted average number of common shares outstanding	500		500
(a) Restructuring charges at Entertainment and Local Broadcasting primarily for the reorganization of certain business operations and other exit costs.
(b) Operating Income margin is defined as Operating Income or Adjusted Operating Income divided by revenues.